Exhibit 99.1

Paradyne Networks Announces Texas Pacific Group Sale of 11 Million Paradyne Shares

LARGO, Fla. – February 13, 2004 – Paradyne Networks, Inc. (NASDAQ:PDYN), a leading provider of broadband voice, data and video network access solutions, today announced the sale by funds affiliated with the Texas Pacific Group (TPG) of approximately 11 million shares of Paradyne common stock, representing all of TPG’s ownership in Paradyne.

The transaction by TPG was made pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. Raymond James acted as agent in connection with the sale.

Paradyne will not receive any of the proceeds from TPG’s disposition, and this transaction does not affect the number of Paradyne shares issued and outstanding.

“Paradyne has enjoyed a longstanding relationship with the Texas Pacific Group, and we remain grateful for their insight into our technology and support of our vision to change the shape of voice and data communications,” said Sean Belanger, president and CEO of Paradyne. “The stock sale they have undertaken is a natural follow-on to the registration of their shares in an S-3 filing made last month. We are encouraged by the diversified institutional base that has taken direct ownership in Paradyne, and we view this increase in the liquidity in our common stock as a positive move for Paradyne shareholders.”

About Paradyne

Paradyne is a leading developer of carrier-class, high-speed network access solutions for broadband voice, data and video. A recognized market leader in digital subscriber line (DSL), service level management (SLM), and Broadband Voice and Media Gateway solutions, Paradyne markets its award-winning GranDSLAM® and BitStorm(TM) DSL systems, ReachDSL and EtherLoop(TM) products, Jetstream(TM) Media Gateway systems and iMarc/FrameSaver Service Level Management systems to service providers and business customers worldwide. More information may be obtained by visiting http://www.paradyne.com or by calling +1-727-530-8623.

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding the acceptance of new telecommunications services based on DSL technology; reduction or discontinuation of purchase of our products by NSPs; the failure of NSPs to incorporate our products into their infrastructure; the possibility that Paradyne’s competitors may develop competing products that are superior in terms of quality, cost or both. For a detailed discussion of other risk factors that could affect Paradyne’s business, please refer to the risks identified in Paradyne’s Current Report on Form 8-K, dated January 20, 2004, and in Paradyne’s other filings with the Securities and Exchange Commission.

Editors Note: BitStorm, EtherLoop, iMarc, GranDSLAM, and ReachDSL are trademarks of Paradyne Corporation. FrameSaver, Hotwire, Paradyne, and the Paradyne are registered trademarks of Paradyne Corporation. All other service marks and trademarks are the property of their respective owners.